Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

THE LANDRUM COMPANY

Dated as of July 30, 2019

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	4
1.1. Merger.	4
1.2. Time and Place of Closing.	5
1.3. Effective Time.	5
1.4. Charter.	5
1.5. Bylaws.	5
1.6. Directors and Officers.	5
ARTICLE 2 MANNER OF CONVERTING SHARES	5
2.1. Conversion of Shares.	5
2.2. Anti-Dilution Provisions.	6
2.3. Treatment of Landrum ESOP and Combined Benefits Plan.	6
2.4. Fractional Shares.	7
2.5. Treatment of Series E Preferred Stock.	7
ARTICLE 3 EXCHANGE OF SHARES	7
3.1. Exchange Procedures.	7
3.2. Dissenting Shareholders.	10
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF LANDRUM	10
4.1. Organization, Standing, and Power.	10
4.2. Authority of Landrum; No Breach By Agreement.	11
4.3. Capitalization of Landrum.	12
4.4. Capitalization of Landmark Bank.	13
4.5. Landrum Subsidiaries.	13
4.6. Regulatory Reports.	14
4.7. Financial Matters.	14
4.8. Books and Records.	16
4.9. Absence of Undisclosed Liabilities.	16
4.10. Absence of Certain Changes or Events.	16
4.11. Tax Matters.	16
4.12. Assets.	18
4.13. Intellectual Property; Privacy.	19
4.14. Environmental Matters.	20
4.15. Compliance with Laws.	20
4.16. Community Reinvestment Act Performance.	21
4.17. Foreign Corrupt Practices.	22
4.18. Labor Relations.	22
4.19. Employee Benefit Plans.	24
4.20. Material Contracts.	27
4.21. Agreements with Regulatory Authorities.	28
4.22. Investment Securities.	28
4.23. Derivative Instruments and Transactions.	29
4.24. Legal Proceedings.	29
4.25. Statements True and Correct.	29

4.26. State Takeover Statutes and Takeover Provisions.	30
4.27. Opinion of Financial Advisor.	30
4.28. Tax and Regulatory Matters.	30
4.29. Loan Matters.	30
4.30. Deposits.	32
4.31. Allowance for Loan and Lease Losses.	32
4.32. Insurance.	32
4.33. OFAC; Sanctions.	32
4.34. Brokers and Finders.	33
4.35. Transactions with Affiliates and Insiders.	33
4.36. No Investment Adviser Subsidiary.	33
4.37. No Broker-Dealer Subsidiary.	33
4.38. No Insurance Subsidiary.	33
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SIMMONS	33
5.1. The Standard.	33
5.2. Organization, Standing, and Power.	34
5.3. Authority; No Breach By Agreement.	34
5.4. Capital Stock.	34
5.5. SEC Filings; Financial Statements.	35
5.6. Absence of Undisclosed Liabilities.	36
5.7. Absence of Certain Changes or Events.	36
5.8. Tax Matters.	36
5.9. Compliance with Laws.	37
5.10. Legal Proceedings.	37
5.11. Reports.	37
5.12. Statements True and Correct.	37
5.13. Tax and Regulatory Matters.	38
5.14. Brokers and Finders.	38
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION	38
6.1. Affirmative Covenants of Landrum.	38
6.2. Negative Covenants of Landrum.	39
6.3. Covenants of Simmons.	42
6.4. Reports.	43
ARTICLE 7 ADDITIONAL AGREEMENTS	43
7.1. Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.	43
7.2. Acquisition Proposals.	45
7.3. Exchange Listing.	46
7.4. Consents of Regulatory Authorities.	46
7.5. Investigation and Confidentiality.	47
7.6. Press Releases.	48
7.7. Tax Treatment.	49
7.8. Employee Benefits and Contracts.	49
7.9. Indemnification.	50
7.10. Operating Functions.	52
7.11. Shareholder Litigation.	52

7.12. Legal Conditions to Merger.	53
7.13. Change of Method.	53
7.14. Takeover Laws.	53
7.15. Closing Financial Statements.	54
7.16. Dividends.	54
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	54
8.1. Conditions to Obligations of Each Party.	54
8.2. Conditions to Obligations of Simmons.	55
8.3. Conditions to Obligations of Landrum.	57
ARTICLE 9 TERMINATION	57
9.1. Termination.	57
9.2. Effect of Termination.	59
9.3. Non-Survival of Representations and Covenants.	59
ARTICLE 10 MISCELLANEOUS	59
10.1. Definitions.	59
10.2. Referenced Pages.	70
10.3. Expenses.	74
10.4. Entire Agreement; No Third Party Beneficiaries.	74
10.5. Amendments.	75
10.6. Waivers.	75
10.7. Assignment.	76
10.8. Notices.	76
10.9. Governing Law; Jurisdiction; Waiver of Jury Trial	77
10.10. Counterparts; Signatures.	77
10.11. Captions; Articles and Sections.	78
10.12. Interpretations.	78
10.13. Enforcement of Agreement.	78
10.14. Severability.	78

Exhibit A - Form of Voting Agreement

Landrum’s Disclosure Memorandum

Simmons’ Disclosure Memorandum

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 30, 2019, by and between Simmons First National Corporation (“Simmons”), an Arkansas corporation, and The Landrum Company (“Landrum”), a Missouri corporation.

Preamble

The respective boards of directors of Landrum and Simmons have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties and their respective shareholders. Under the terms and subject to the conditions of this Agreement and in accordance with the Arkansas Business Corporation Act of 1987 (the “ABCA”) and The General and Business Corporation Law of Missouri (the “GBCL”), Landrum will merge with and into Simmons (the “Merger”), with Simmons as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

As an inducement for Simmons to enter into this Agreement, each of the directors and certain executive officers of Landrum have simultaneously with the execution of this Agreement entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto. The transactions described in this Agreement are subject to the approvals of the shareholders of Landrum and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement.

The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and the Parties intend that this Agreement will be adopted as a “plan of reorganization” within the meaning of Section 361(a) of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.             Merger.

Under the terms and subject to the conditions of this Agreement, at the Effective Time, Landrum shall be merged with and into Simmons in accordance with the provisions of Section 4-27-1106 et. seq. of the ABCA and Section 351.410 et. seq. of the GBCL with the effects set forth in the ABCA and the GBCL. Simmons shall be the Surviving Corporation resulting from the Merger and shall succeed to and assume all the rights and obligations of Landrum in accordance with the ABCA and the GBCL. Upon consummation of the Merger the separate corporate existence of Landrum shall terminate.

1.2.             Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices of Simmons, located at 601 E. 3rd Street, Little Rock, Arkansas, 72201, unless another location is mutually agreed upon by the Parties.

1.3.             Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the certificate of merger to be filed with the Secretary of State of the State of Missouri. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as determined by Simmons.

1.4.             Charter.

The Amended and Restated Articles of Incorporation of Simmons in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.             Bylaws.

The Bylaws of Simmons in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.             Directors and Officers.

The directors of Simmons in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Simmons in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.             Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Landrum or the shareholders of either of the foregoing, the shares of Landrum and Simmons shall be converted as follows:

(a)                Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)                Each share of issued Landrum Capital Stock that, immediately prior to the Effective Time, is held by Landrum, any Landrum Subsidiary, by Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                Each share of Landrum Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Landrum Dissenting Shares) shall be converted into the right to receive, without interest, the Stock Consideration.

(d)                Each share of Landrum Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Landrum that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock shall cease to have any rights with respect to such Class A Common Stock or Class B Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3.

2.2.             Anti-Dilution Provisions.

In the event Simmons changes the number of shares of Simmons Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3.             Treatment of Landrum ESOP and Combined Benefits Plan.

(a)                For the avoidance of doubt, at the Effective Time, each share of Landrum Common Stock held in The Landrum Company Employee Stock Ownership Plan (“ESOP”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). Without limiting Section 7.8 hereof, Landrum shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing (the “ESOP Termination Date”), adopt such necessary resolutions and amendments to the ESOP to provide (i) that no new participants shall be admitted to the ESOP on or after the ESOP Termination Date, (ii) the ESOP shall accept no further contributions except for contributions that have been accrued prior to the ESOP Termination Date on behalf of participants in the ESOP, (iii) for full vesting for all participants whose account balances had not previously been distributed in full, and (iv) that the ESOP shall be terminated as of the ESOP Termination Date. The form and substance of such resolutions and amendments shall be subject to the prior review and approval of Simmons, and Landrum shall deliver to Simmons an executed copy of such resolutions and amendments as soon as practical following their adoption and shall fully comply with such resolutions and amendments.

(b)                For the avoidance of doubt, at the Effective Time, each share of Landrum Common Stock held in the Landrum Combined Benefits Plan (“CBP”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). Without limiting Section 7.8 hereof, Landrum shall, prior to the Closing and effective as of no later than the date immediately prior to, and contingent upon, the Closing (“CBP Termination Date”) adopt such necessary resolutions and amendments to the CBP to provide the same as stated in subclauses (i) through (iv) above in Section 2.3(a) with regard to the ESOP. The form and substance of such resolutions and amendments shall be subject to the prior review and approval of Simmons and Landrum shall deliver to Simmons an executed copy of such resolutions and amendments as soon as practical following their adoption and shall fully comply with such resolutions and amendments.

2.4.             Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Simmons shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Class A Common Stock or Class B Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons Common Stock that such holder of shares of Class A Common Stock or Class B Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price (the “Fractional Share Payment”).

2.5.             Treatment of Series E Preferred Stock.

At the Effective Time, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of series D preferred stock of Simmons (“Simmons Series D Preferred Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Series E Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series E Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole. Each share of Series E Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder shall cease to have any rights with respect to such Series E Preferred Stock other than the right to receive the Simmons Series D Preferred Stock in accordance with this Section 2.5.

ARTICLE 3
EXCHANGE OF SHARES

3.1.             Exchange Procedures.

(a)                Deposit of Merger Consideration. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’ transfer agent, or another exchange agent reasonably acceptable to Simmons (provided that Simmons shall consult with Landrum regarding the selection of such other exchange agent) (the “Exchange Agent”), for the benefit of the holders of record of shares of Class A Common Stock or Class B Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”) and the holders of record of shares of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, for exchange in accordance with this ARTICLE 3, (i) certificates or evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the Aggregate Stock Consideration, (ii) immediately available funds for (A) the aggregate Fractional Share Payments to the extent then determinable and (B), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”), and (iii) certificates or evidence of Simmons Series D Preferred Stock in book-entry form issuable pursuant to Section 2.5. Simmons shall instruct the Exchange Agent to timely pay the Merger Consideration and the Simmons Series D Preferred Stock in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Simmons or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Corporation and shall be paid to Simmons or the Surviving Corporation, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Corporation or the Exchange Agent from making the payments required by this Agreement and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’ obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)                Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Simmons) notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates, or Book-Entry Shares, if applicable, to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration with respect to the shares of Class A Common Stock or Class B Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c)                Share Transfer Books. At the Effective Time, the share transfer books of Landrum shall be closed, and thereafter there shall be no further registration of transfers of shares of Landrum Common Stock or Series E Preferred Stock. From and after the Effective Time, Holders who held shares of Class A Common Stock or Class B Common Stock, as well as holders of Series E Preferred Stock, immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Class A Common Stock or Class B Common Stock (other than the Canceled Shares) and each share of Series E Preferred Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to Simmons’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Landrum in respect of such shares of Class A Common Stock, Class B Common Stock or Series E Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration with respect to the shares of Class A Common Stock or Class B Common Stock formerly represented thereby. On or after the Effective Time, each share of Series E Preferred Stock presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for Simmons Series D Preferred Stock.

(d)                Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Simmons Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e)                Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders, and any shares of Simmons Series D Preferred Stock which remain undistributed to the holders of Series E Preferred Stock, on the first anniversary of the Effective Time shall be delivered to Simmons; and any former Holders who have not theretofore received any Merger Consideration, and any holders of Series E Preferred Stock who have not theretofore received any Simmons Series D Preferred Stock, to which they are entitled under this Agreement shall thereafter look only to Simmons and the Surviving Corporation for payment of their claims with respect thereto.

(f)                 No Liability. If any Certificates or Preferred Certificates shall not have been surrendered (or any Book-Entry Shares have not been canceled) prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Landrum, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder or holder of Series E Preferred Stock in respect of any amount that would have otherwise been payable in respect of any Certificate or Preferred Certificate (or Book-Entry Shares) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                Withholding Rights. Each and any of Simmons, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Simmons Series D Preferred Stock and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement, such amounts or property (or portions thereof) as Simmons, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld and remitted to the appropriate Regulatory Authority by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)                Lost Certificates. If any Certificate, or any certificate representing shares of Series E Preferred Stock (“Preferred Certificate”), shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate or Preferred Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, as applicable, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (or, in the case of a Preferred Certificate, Simmons Series D Preferred Stock) to which the holder thereof is entitled pursuant to this Agreement.

(i)                 Change in Name on Certificate. If any Simmons Certificate or certificate representing shares of Simmons Series D Preferred Stock is to be issued in a name other than that in which the Certificates, Preferred Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates, Preferred Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent or Simmons in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate or certificate representing shares of Simmons Series D Preferred Stock in any name other than that of the registered holder of the Certificates, Preferred Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.             Dissenting Shareholders.

(a)                Notwithstanding anything in this Agreement to the contrary, shares of Landrum Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Landrum Common Stock pursuant to, and who complies in all respects with, the provisions of Section 351.455 of the GBCL (“Section 351.455”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in ARTICLE 2 (the “Landrum Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Landrum Dissenting Shares in accordance with the provisions of Section 351.455. At the Effective Time, all Landrum Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Landrum Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Landrum Dissenting Shares in accordance with the provisions of Section 351.455. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 351.455, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 351.455, then the right of such Holder to be paid the fair value of such Holder’s Landrum Dissenting Shares under Section 351.455 shall cease and such Landrum Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration.

(b)                Landrum shall give Simmons prompt written notice (but in any event within 48 hours) to Simmons of any demands for appraisal of any shares of Landrum Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Landrum shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LANDRUM

Except as Previously Disclosed, Landrum hereby represents and warrants to Simmons as follows:

4.1.             Organization, Standing, and Power.

(a)                Status of Landrum. Landrum is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Missouri, is authorized under the Laws of the State of Missouri to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landrum is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum. Landrum is duly registered with the Federal Reserve as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Landrum and the bylaws of Landrum, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

(b)                Status of Landmark Bank. Landmark Bank is a direct, wholly owned Landrum Subsidiary, is duly organized, validly existing and in good standing under the Laws of the State of Missouri, is authorized under the Laws of the State of Missouri to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landmark Bank is authorized by the Missouri Division of Finance (“MDF”) and the Federal Deposit Insurance Corporation (“FDIC”) to engage in the business of banking as a depository trust company. Landmark Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or Landmark Bank. True, complete and correct copies of the certificate of incorporation and bylaws of Landmark Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

4.2.             Authority of Landrum; No Breach By Agreement.

(a)                Authority. Landrum has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of Class A Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Landrum Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Landrum (including approval by and a determination by the board of directors of Landrum that this Agreement is advisable and in the best interests of Landrum’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Landrum), subject to the Landrum Shareholder Approval. This Agreement has been duly executed and delivered by Landrum. Subject to the Landrum Shareholder Approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of Landrum, enforceable against Landrum in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)                No Conflicts. Neither the execution and delivery of this Agreement by Landrum, nor the consummation by Landrum of the transactions contemplated hereby, nor compliance by Landrum with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Landrum’s certificate of incorporation, bylaws or other governing instruments, or certificate of incorporation, bylaws or other governing instruments of Landmark Bank and any other Landrum Entity or any resolution adopted by the board of directors or the shareholders of any Landrum Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Landrum Entity under, any Contract of any Landrum Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law, Order or Permit applicable to any Landrum Entity or any of their respective material Assets.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the GBCL, ABCA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Landrum of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Landrum is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(d)                Landrum Debt. Landrum has no debt that is secured by Landmark Bank Capital Stock, except as set forth in Section 4.2(b) of Landrum’s Disclosure Memorandum.

4.3.             Capitalization of Landrum.

(a)                Ownership. The authorized capital stock of Landrum consists of (i) 3,000,000 shares of Class A Common Stock, (ii) 1,000,000 shares of Class B Common Stock, and (iii) 100,000 shares of preferred stock, no par value per share (of which 45,000 shares have been designated Series E Preferred Stock). As of the close of business on July 30, 2019, (i) 655,577 shares of Class A Common Stock (excluding treasury shares) were issued and outstanding, (ii) 24,757 shares of Class B Common Stock (excluding treasury shares) were issued and outstanding, (iii) 26,716 shares of Class A Common Stock were held by Landrum in its treasury, (iv) 14,099 shares of Class B Common Stock were held by Landrum in its treasury, (v) 767 shares of Series E Preferred Stock were issued and outstanding, and (vi) no shares of Landrum Common Stock were reserved for issuance upon the exercise of outstanding Equity Rights of Landrum. As of the Effective Time, no more than (A) 655,577 shares of Class A Common Stock will be issued and outstanding (excluding treasury shares), (B) 24,757 shares of Class B Common Stock will be issued and outstanding (excluding treasury shares), (C) 26,716 shares of Class A Common Stock will be held by Landrum in its treasury, (D) 14,099 shares of Class B Common Stock will be held by Landrum in its treasury, (D) 767 shares of Series E Preferred Stock will be issued and outstanding, and (E) no shares of Landrum Common Stock will be subject to outstanding Equity Rights of Landrum except for put rights certain participants in the ESOP may have, as described in Section 4.3(a) of Landrum’s Disclosure Memorandum.

(b)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Landrum have been duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Landrum has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Landrum.

(c)                Outstanding Equity Rights. Other than Landrum’s Equity Rights issued prior to the date of this Agreement and set forth in Section 4.3(a), there are no (i) existing Equity Rights with respect to the securities of Landrum, (ii) Contracts under which any Landrum Entity is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Landrum, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Landrum is a party or of which Landrum is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Landrum, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Landrum may vote.

(d)                Voting Debt. No bonds, debentures, notes or other indebtedness of any Landrum Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Landrum having the right to vote) on any matters on which shareholders of Landrum may vote are issued or outstanding. There are no Contracts pursuant to which any Landrum Entity is or could be required to register shares of Landrum’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Landrum Entity. No Landrum Subsidiary owns any capital stock of Landrum except in a fiduciary capacity.

4.4.             Capitalization of Landmark Bank.

(a)                Ownership. The authorized capital stock of Landmark Bank consists of (i) 1,000,000 shares of Landmark Bank Common Stock, (ii) 15,000 shares of Landmark Bank Series A Preferred Stock, (iii) 10,000 shares of Landmark Bank Series B Preferred Stock and (iv) 10,000 shares of Landmark Bank Series C Preferred Stock. 584,823 shares of Landmark Bank Common Stock, 0 shares of Landmark Bank Series A Preferred Stock, 10,000 shares of Landmark Bank Series B Preferred Stock, and 10,000 shares of Landmark Bank Series C Preferred Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Landmark Bank Capital Stock are directly and beneficially owned and held by Landrum.

(b)                Landmark Bank. Landmark Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(b) of Landrum’s Disclosure Memorandum.

4.5.             Landrum Subsidiaries.

(a)                Landrum has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Landmark Bank and the entities set forth in Section 4.5(a) of Landrum’s Disclosure Memorandum and indirect ownership through Landmark Bank of the entities set forth in Section 4.4(b) of Landrum’s Disclosure Memorandum. Landrum or Landmark Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Landrum Subsidiaries. No capital stock (or other equity interest) of a Landrum Subsidiary is or may become required to be issued (other than to another Landrum Entity) by reason of any Equity Rights, and there are no Contracts by which a Landrum Subsidiary is bound to issue (other than to another Landrum Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Landrum Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Landrum Subsidiary (other than to another Landrum Entity). There are no Contracts relating to the rights of any Landrum Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Landrum Subsidiary. All of the shares of capital stock (or other equity interests) of each Landrum Subsidiary held by a Landrum Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Landrum Entity free and clear of any Lien.

(b)                Each Landrum Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.

(c)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Landmark Bank and each other Landrum Subsidiary are duly authorized and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Landmark Bank and each other Landrum Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Landmark Bank and each other Landrum Subsidiary.  Landmark Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Landrum, threatened. The certificate of incorporation or association, bylaws, or other governing documents of each Landrum Subsidiary comply with applicable Law.

(d)                Outstanding Equity Rights. There are no (i) outstanding Equity Rights with respect to the securities of any Landrum Subsidiary, (ii) Contracts under which any Landrum Entity is or may become obligated to sell, issue, or otherwise dispose of or redeem, purchase, or otherwise acquire any securities of any Landrum Subsidiary, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Landrum Subsidiary is a party or of which Landrum is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Landrum Subsidiary or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of any Landrum Subsidiary may vote.

4.6.             Regulatory Reports.

(a)                Landrum’s Reports. Landrum and each Landrum Entity (other than Landmark Bank) has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2014.

(b)                Landmark Bank’s Reports. Landmark Bank has duly filed with the MDF, FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions and statements required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Landrum Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Landrum Entity.

4.7.             Financial Matters.

(a)                Financial Statements. Landrum has made available to Simmons the Landrum Financial Statements. The Landrum Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of the Landrum Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements, in each case, consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the consolidated financial condition of the Landrum Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Landrum Entities for the respective periods set forth therein. The Landrum Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements, in each case, consistently applied, except as may be otherwise indicated in the notes thereto and (C) will fairly present in all material respects the consolidated financial condition of Landrum as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Landrum for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)                Call Reports. The financial statements contained in the Call Reports of Landmark Bank for all of the periods ending after December 31, 2014 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Landmark Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Landmark Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Landmark Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Landmark Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Landrum and Landmark Bank has in place sufficient systems and processes that are customary for a financial institution the size of Landrum and Landmark Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Landrum Financial Statements and Landmark Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Landrum and Landmark Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Landrum Financial Statements and Landmark Bank’s financial statements, including the Call Reports, or any report or filing to be filed or provided to any Regulatory Authority, (iii) ensure access to Landrum and Landmark Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2014, neither Landrum nor Landmark Bank nor, to Landrum’s Knowledge, any Representative of any Landrum Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Landrum Financial Statements, Landmark Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Landrum Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Landrum or any Landrum Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing any Landrum Entity, whether or not employed by any Landrum Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Landrum or any of its officers, directors or employees to the boards of directors of Landrum or Landmark Bank or any committee thereof or to any director or officer of Landrum or Landmark Bank. To Landrum’s Knowledge, there has been no instance of fraud by any Landrum Entity, whether or not material, that occurred during any period covered by Landrum Financial Statements.

(d)                Records. The records, systems, controls, data and information of the Landrum Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Landrum Entity or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or Landmark Bank. Landrum and Landmark Bank have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their auditors and the audit committee of their respective boards of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls.

(e)                Auditor Independence. During the periods covered by the Landrum Financial Statements, Landrum’s external auditor was independent of Landrum, Landmark Bank and their respective management. As of the date hereof, the external auditor for Landrum and Landmark Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Landrum or Landmark Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8.             Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Landrum and Landmark Bank.

4.9.             Absence of Undisclosed Liabilities.

No Landrum Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Landrum as of December 31, 2018 included in the Landrum Financial Statements at and for the period ending December 31, 2018.

4.10.          Absence of Certain Changes or Events.

(a)                Since December 31, 2017, there has not been a Material Adverse Effect on Landrum.

(b)                Since December 31, 2017, (i) the Landrum Entities have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Landrum Entity whether or not covered by insurance and (iii) none of the Landrum Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.11.          Tax Matters.

(a)                All Landrum Entities have timely filed with the appropriate Taxing authorities all material Tax Returns required to be filed with respect to the Landrum Entities, and all Tax Returns filed with respect to the Landrum Entities are correct and complete in all material respects. None of the Landrum Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Landrum Entities have been fully and timely paid when due. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Landrum Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Landrum Entity does not file a Tax Return that such Landrum Entity may be subject to Taxes by such jurisdiction.

(b)                None of the Landrum Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no disputes, claims, audits or examinations regarding any Taxes of any Landrum Entity or the Assets of any Landrum Entity that are either pending or threatened in writing. None of the Landrum Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Landrum Entity has complied in all material respects with all applicable Laws relating to the withholding or backup withholding of Taxes and the remittance thereof to appropriate authorities, including Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and remitted pursuant to Sections 1441, 1442, 3402 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law. Each Person to which each Landrum Entity pays interest or makes other payments in respect of which it is a “withholding agent” within the meaning of the Internal Revenue Code and the Treasury Regulations has furnished to such Landrum Entity a Withholding Certificate that is maintained in such Landrum Entity’s files.

(d)                The unpaid Taxes of each Landrum Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Landrum Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Landrum Entities in filing their Tax Returns.

(e)                None of the Landrum Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Landrum Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Landrum Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Landrum) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group the common parent of which is or was Landrum), or as a transferee or successor.

(f)                 During the five-year period ending on the date hereof, none of the Landrum Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Landrum Entities is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code. None of the Landrum Entities owns an equity interest in any foreign corporation, foreign partnership or other foreign entity or arrangement treated as a corporation or partnership for U.S. federal income Tax purposes.

(g)                Each Landrum Benefit Plan, employment agreement, or other compensation arrangement of Landrum that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with its terms and Section 409A of the Internal Revenue Code and the regulations thereunder. No Landrum Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code.

(h)                None of the Landrum Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Landrum Entities have participated in, or otherwise been a party to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. The Landrum Entities have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

4.12.          Assets.

(a)                Each Landrum Entity has good and marketable title to those Assets reflected in the most recent Landrum Financial Statements as being owned by such Landrum Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Landrum is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Landrum Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Landrum, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Landrum. The Landrum Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)                Section 4.12(b) of Landrum’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Landrum Entity or otherwise occupied by a Landrum Entity or used or held for use by any Landrum Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of Landrum’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Landrum Entity other than such Landrum Entity, and no Person other than a Landrum Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Landrum Entity. Landrum or a Landrum Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)                All leases of Real Property under which any Landrum Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Landrum or such Landrum Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Landrum Entity or, to Landrum’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)                The Assets reflected in the most recent Landrum Financial Statements which are owned or leased by the Landrum Entities, and in combination with the Real Property, the Intellectual Property of any Landrum Entity, and contractual benefits and burdens of the Landrum Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Landrum Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13.          Intellectual Property; Privacy.

(a)                Each Landrum Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Landrum Entity as it is currently conducted. Each Landrum Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Landrum Entity in connection with such Landrum Entity’s business operations, and such Landrum Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Landrum Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Landrum threatened, which challenge the rights of any Landrum Entity with respect to Intellectual Property used, sold or licensed by such Landrum Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Landrum Entity and the use of any Intellectual Property by each Landrum Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Landrum in writing that any Landrum Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Landrum Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Landmark Bank” and “The Landrum Company” trademarks will be transferred to Simmons in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the “Landmark Bank” and “The Landrum Company” trademarks and trade names. All of the Landrum Entities’ right to the use of and title to the names “Landmark Bank” and “The Landrum Company” will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b)                (i) The computer, information technology and data processing systems, facilities and services used by the Landrum Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Landrum Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Landrum Entities. To Landrum’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any Landrum Entity, and each Landrum Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Landrum Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Landrum Entities in all material respects. Each Landrum Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)                Each Landrum Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Landrum’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any Landrum Entity or any other Person.

4.14.          Environmental Matters.

(a)                Each Landrum Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b)                There is no Litigation pending or, to the Knowledge of Landrum, threatened before any court, governmental agency, or authority or other forum in which any Landrum Entity or any of its Operating Properties or Participation Facilities (or Landrum in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Landrum Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Landrum Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum.

4.15.          Compliance with Laws.

(a)                Each Landrum Entity has, and since July 31, 2014 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of Landrum no suspension or cancellation of any such Permit is threatened. None of the Landrum Entities:

(i)                 is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)             since July 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Landrum Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity or in troubled condition.

(b)                Each Landrum Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act of 1977, as amended, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Fund Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z of the Consumer Financial Protection Bureau (“CFPB”) (12 C.F.R. Part 1026), the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X of the CFPB (12 C.F.R. Part 1024), the Equal Credit Opportunity Act and Regulation B of the CFPB (12 C.F.R. Part 1002), Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223) (“Regulation W”), Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”), the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act of 2002, any Laws promulgated by the CFPB, Laws administered or enforced by the Federal Reserve, the FDIC, the MDF, U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. Landrum and Landmark Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws). To the Knowledge of Landrum, each director, officer, shareholder, manager, and employee of the Landrum Entities that has been engaged at any time in the development, use or operation of the Landrum Entities and their respective Assets, and each Contractor, is and has been in compliance in all material respects with all applicable Law relating to the development, use or operation of the Landrum Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Landrum, threatened against any of the Landrum Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(c)                Landmark Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the U.S. Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.15 and Sections 4.17 and 4.33.

(d)                Since July 31, 2014, each Landrum Entity has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which any Landrum Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since July 31, 2014, no Landrum Entity, or, to Landrum’s Knowledge, any director, officer, or employee of any Landrum Entity, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.16.          Community Reinvestment Act Performance.

Landmark Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed performance evaluation, and Landrum has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Landmark Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.17.          Foreign Corrupt Practices.

No Landrum Entity, or, to the Knowledge of Landrum, any director, officer, agent, employee or other Person acting on behalf of a Landrum Entity has, in the course of its actions for, or on behalf of, any Landrum Entity (i) used any funds of any Landrum Entity for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of any Landrum Entity, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for any Landrum Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Landrum Entity, (v) established or maintained any unlawful fund of monies or other Assets of any Landrum Entity, (vi) made any fraudulent entry on the books or records of any Landrum Entity or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Landrum Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Landrum, threatened. Each Landrum Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Landrum Entity has established and maintained a system of internal controls designed to ensure compliance by the Landrum Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.18.          Labor Relations.

(a)                No Landrum Entity is the subject of any pending or threatened Litigation asserting that it or any other Landrum Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Landrum Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Landrum Entity, predecessor, or Affiliate of a Landrum Entity is or has ever been party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Landrum’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Landrum Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Landrum Entity pending or threatened and there have been no such actions or disputes since July 31, 2014. To the Knowledge of Landrum, since July 31, 2014, there has not been any attempt by any Landrum Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Landrum Entity. The employment of each employee of each Landrum Entity (other than five employees, with each of whom Landrum has entered into an Executive Employment Agreement) are terminable at will by the relevant Landrum Entity without any penalty, liability or severance obligation incurred by any Landrum Entity.

(b)                Section 4.18(b) of Landrum’s Disclosure Memorandum separately sets forth all of Landrum’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Landrum’s Disclosure Memorandum), bonuses, incentives or commissions paid the past two years, and visa and greencard application status. To Landrum’s Knowledge, no employee of any Landrum Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Landrum Entities who has contributed to the creation or development of any Intellectual Property owned by any Landrum Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landrum Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Landrum Entities. No Key Employee of any Landrum Entity has provided written notice to a Landrum Entity of his or her intent to terminate his or her employment with the applicable Landrum Entity as of the date hereof, and, as of the date hereof, to Landrum’s Knowledge, no Key Employee intends to terminate his or her employment with Landrum before Closing.

(c)                Section 4.18(c) of Landrum’s Disclosure Memorandum contains a complete and accurate listing of the name and contact information of each entity or individual (if not an employee or agent of a contracting entity) who has provided personal services to any Landrum Entity as an independent contractor, consultant, freelancer or other similar service provider (collectively, “Contractors”) during the prior two years. A copy of each Contract relating to the services provided by any such Contractor to a Landrum Entity has been made available to Simmons prior to the date hereof. To Landrum’s Knowledge, no Contractor used by the Landrum Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Landrum Entities. Each Contractor ever retained by the Landrum Entities who has contributed to the creation or development of any Intellectual Property owned by any Landrum Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landrum Entities and the Landrum Entities are the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the Landrum Entities vesting all rights in work product created in the Landrum Entities. To Landrum’s Knowledge, no current Contractor used by the Landrum Entities intends to terminate his or her or its relationship with any Landrum Entity. The Landrum Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor nor has Landrum performed any act or engaged in any activity that could result in Landrum being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other law or regulation. The Landrum Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act and any other applicable Law, all Contractors used by the Landrum Entities at any point. The engagement of each Contractor of each Landrum Entity is terminable at will by the relevant Landrum Entity without any penalty, liability or severance obligation incurred by any Landrum Entity.

(d)                The Landrum Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)                The Landrum Entities have, or will have no later than the Closing Date, paid or accrued salaries, bonuses, commissions, and other wages due to be paid or accrued through the Closing Date. Each of the Landrum Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)                 Since July 31, 2014, there have not been any wage and hour claims or any discrimination, disability accommodation, or other employment claims or charges by any employee of any Landrum Entity or by any individual who has applied for employment with any Landrum Entity nor, to Landrum’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Landrum Entity. To the Knowledge of Landrum, there are no governmental investigations open with or under consideration by the U.S. Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)                All of the Landrum Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Landrum Entity has provided proof of employment eligibility and is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Landrum Benefit Plans).

(h)                Since July 31, 2014 none of the Landrum Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, and no such actions are currently contemplated, planned or announced.

4.19.          Employee Benefit Plans.

(a)                Landrum has made available to Simmons prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Landrum Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Landrum or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Landrum Benefit Plans”). For the avoidance of doubt, the term “Landrum Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Contractors, or other beneficiaries of a Landrum Entity or any of its affiliates are eligible to participate. Section 4.19(a) of Landrum’s Disclosure Memorandum has a complete and accurate list of all Landrum Benefit Plans. No Landrum Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Landrum has made available to Simmons prior to the execution of this Agreement (i) for each Landrum Benefit Plan, the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Landrum Benefit Plan, (ii) all trust agreements or other funding arrangements for all Landrum Benefit Plans, (iii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) regarding a Landrum Benefit Plan during this calendar year or any of the preceding three calendar years, or the most recent such letter or opinion if issued prior to the three preceding calendar years, (iv) annual reports or returns, audited or unaudited financial statements, actuarial or allocation reports, non-discrimination tests and valuations prepared for any Landrum Benefit Plan for the current plan year and the preceding three plan years, (v) the most recent summary plan descriptions and any material modifications thereto for any Landrum Benefit Plan, (vi) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Landrum Benefit Plan, (vii) any correspondence, memorandum or calculations regarding errors corrected or to be corrected with respect to any Landrum Benefit Plan under the IRS Employee Plans Compliance Resolution System or the DOL Voluntary Fiduciary Correction Program, (viii) all actuarial valuations of Landrum Benefit Plans, and (ix) any other material agreements that insure or implement the Landrum Benefit Plans, including, with respect to the ESOP, any agreement with the ESOP Trustees and/or the ESOP Financial Advisor.

(b)                Each Landrum Benefit Plan is and has been maintained in compliance with the terms of such Landrum Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Landrum Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Landrum Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Landrum Benefit Plan and on which such Landrum Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Landrum Benefit Plan. Within the past three years, no Landrum Entity has taken any action to make a material correction, or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority, with respect to any Landrum Benefit Plan. Other than shares of Landrum Common Stock held in the ESOP and the CBP, all assets of each Landrum Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)                There is no loan outstanding between the ESOP and any other Person. The ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Internal Revenue Code, and has never acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA. Neither Landrum nor any ERISA Affiliate of Landrum has been subject to any unpaid Tax imposed by Sections 4978 and 4979A of the Internal Revenue Code. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Internal Revenue Code, including Section 3(18) of ERISA. To Landrum’s Knowledge, the ESOP Trustees have complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustees in connection with the transactions contemplated by this Agreement, including but not limited to the ESOP Trustees’ fiduciary obligations under ERISA.

(d)                There are no threatened or pending claims or disputes under the terms of, or in connection with, the Landrum Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Landrum Entity, and no action, proceeding, prosecution, inquiry, hearing, investigation or audit has been commenced with respect to any Landrum Benefit Plan.

(e)                None of Landrum, the Affiliates of Landrum and the ESOP Trustees has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Landrum Benefit Plan and no prohibited transaction has occurred with respect to any Landrum Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code. No ESOP Trustee, Landrum Entity, Landrum Entity employee, nor any committee of which any Landrum Entity employee is a member has breached his or her fiduciary duty with respect to a Landrum Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landrum Benefit Plan. To Landrum’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not an ESOP Trustee, a Landrum Entity or any Landrum Entity employee, has breached his or her fiduciary duty with respect to a Landrum Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landrum Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Landrum or any Affiliate of Landrum.

(f)                 Neither Landrum nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to, or would reasonably be expected to have any such obligation to contribute to or liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (vi) any self-funded health or welfare benefit plan (“Self-Funded Health or Welfare Plan”), or (vii) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g)                Each Landrum Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and complies with and is administered in accordance with all aspects of all applicable laws, including the PPACA, COBRA, HIPAA, ERISA, and the Internal Revenue Code, including all reporting requirements thereunder. The eligibility provisions of each Landrum Benefit Plan that is a health or welfare plan is limited to Landrum’s common law employees and, as applicable, former employees (and spouses and dependents thereof) and only those persons provided coverage are described in the health or welfare plan as being eligible for coverage; provided, however, that certain of the Landrum directors are participants in the Landrum health and dental benefit plans. Each Self-Funded Health or Welfare Plan does not have any covered claims incurred in plan years preceding the current plan year which are unpaid. Each Self-Funded Health or Welfare Plan has stop loss insurance policies in force for which all premium payments have been made and are current, and which provides for run-out or tail coverage for covered claims incurred prior to the end of the plan year or the termination of the applicable Self-Funded Health or Welfare Plan, but not submitted and paid prior to the end of such period, and such coverage extends for such period of time as provided under the applicable Self-Funded Health or Welfare Plan to submit claims for the period incurred under the applicable Self-Funded Health or Welfare Plan (the “Claims Period”). In the event the stop loss policies currently in place do not provide for run-out or tail coverage to the end of such Claims Period, the Landrum Entities will obtain such coverage at the satisfaction of Simmons prior to the Closing Date.

(h)                Except as shown in Section 4.19(h) of Landrum’s Disclosure Memorandum (relating to survivor benefits relating to split-dollar arrangements related to bank owned life insurance), no Landrum Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Landrum Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Landrum Benefit Plan and no circumstance exists which could give rise to such Tax.

(i)                 All contributions required to be made to any Landrum Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Landrum Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Landrum.

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting (except for vesting caused by the termination of any of the Landrum Benefit Plans), exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Landrum Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any Landrum Entity to amend, merge, terminate or receive a reversion of assets from any Landrum Benefit Plan or related trust, (c) except for benefits that may become payable under executive employment agreements between Landrum and certain Key Employees whose employment is terminated without cause or for good reason following or in contemplation of the Closing, acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(j) of Landrum’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, noting any contractual provisions relating to Section 280G of the Internal Revenue Code. No Landrum Benefit Plan provides for, and no Landrum Entity has any obligation to provide, the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

4.20.          Material Contracts.

None of the Landrum Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (a) that is either material to any Landrum Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Landrum Entity with the SEC if the Landrum Entity were required to file or voluntarily filed such Form 10-K, (b) that is an employment, severance, termination, consulting, or retirement Contract, (c) relating to the borrowing of money by any Landrum Entity or the guarantee by any Landrum Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fullysecured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $50,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (d) which prohibits or restricts any Landrum Entity (and/or, following consummation of the transactions contemplated by this Agreement, any Simmons Entity) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (e) relating to the purchase or sale of any goods or services by a Landrum Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $75,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Landrum Entity in the Ordinary Course), (f) which obligates any Landrum Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Landrum Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) which limits the payment of dividends by any Landrum Entity, (h) pursuant to which any Landrum Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Landrum Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) which relates to Intellectual Property of Landrum, (k) between any Landrum Entity, on the one hand, and (i) any officer or director of any Landrum Entity, or (ii) to the Knowledge of Landrum, any (x) record or beneficial owner of five percent or more of the voting securities of Landrum, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Landrum, on the other hand, except those of a type available to employees of Landrum generally, (l) that provides for payments to be made by any Landrum Entity upon a change in control thereof, (m) that may not be canceled by Simmons, Landrum or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice), or (ii) without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date), (n) containing any standstill or similar agreement pursuant to which Landrum has agreed not to acquire Assets or equity interests of another Person, (o) that provides for indemnification by any Landrum Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (p) with or to a labor union or guild (including any collective bargaining agreement), (q) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Landrum Entity, taken as a whole, (r) that would be terminable other than by a Landrum Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (s) any other Contract or amendment thereto that is material to any Landrum Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course, (t) any Landrum Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, the obtainment of the Landrum Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (u) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Landrum Entity. Each Contract of the type described in this Section 4.20, whether or not set forth in Landrum’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Landrum Contracts.” With respect to each Landrum Contract: (i) the Landrum Contract is legal, valid and binding on a Landrum Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Landrum Entity is in Default thereunder; (iii) no Landrum Entity has repudiated or waived any material provision of any such Landrum Contract; (iv) no other party to any such Landrum Contract is, to the Knowledge of Landrum, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Landrum, threatened cancellations of any Landrum Contract. All of the Landrum Contracts have been Previously Disclosed and complete and correct copies of each Landrum Contract have been made available to Simmons. All of the indebtedness of any Landrum Entity for money borrowed is prepayable at any time by such Landrum Entity without penalty or premium.

4.21.          Agreements with Regulatory Authorities.

No Landrum Entity is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or Landmark Bank’s acceptance of brokered deposits (each, whether or not set forth in Landrum’s Disclosure Memorandum, a “Landrum Regulatory Agreement”), nor has any Landrum Entity been advised in writing or, to Landrum’s Knowledge, orally, since July 31, 2014, by any Regulatory Authority that Landmark Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Landrum Regulatory Agreement.

4.22.          Investment Securities.

(a)                Each Landrum Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of a Landrum Entity. Such securities are valued on the books of Landrum in accordance with GAAP in all material respects.

(b)                Each Landrum Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Landrum believes are prudent and reasonable in the context of their respective businesses, and each Landrum Entity has, since July 31, 2014, been in compliance with such policies, practices and procedures in all material respects.

4.23.          Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Landrum Entity or for the account of a customer of any Landrum Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Landrum Entity party thereto and, to the Knowledge of Landrum, each of the counterparties thereto and (c) are in full force and effect and enforceable in accordance with their terms. The Landrum Entities and, to the Knowledge of Landrum, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Landrum, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Landrum Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Landrum Entities in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24.          Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Landrum, threatened against any Landrum Entity, or against any current or former director, officer or employee of a Landrum Entity in their capacities as such or Employee Benefit Plan of any Landrum Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Landrum Entity, in each case, that has had and would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum. Section 4.24 of Landrum’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Landrum Entity is a party. Section 4.24 of Landrum’s Disclosure Memorandum sets forth a list of all Orders to which any Landrum Entity is subject.

4.25.          Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Landrum Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to the Landrum Entities and other portions within the reasonable control of the Landrum Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)                None of the information supplied or to be supplied by any Landrum Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus, and any other documents to be filed by a Landrum Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Landrum, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Landrum’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Landrum’s Shareholders’ Meeting.

4.26.          State Takeover Statutes and Takeover Provisions.

Landrum has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Landrum Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’ directors.

4.27.          Opinion of Financial Advisor.

Prior to the execution of this Agreement, the board of directors of Landrum has received the opinion of Keefe Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion dated the same date to the effect that, as of such date and based upon the terms, conditions, and qualifications set forth therein, the Stock Consideration to be paid to the holders of Landrum Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28.          Tax and Regulatory Matters.

No Landrum Entity or, to the Knowledge of Landrum, any Affiliate thereof has taken or agreed to take any action, and Landrum does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.29.          Loan Matters.

(a)                No Landrum Entity is a party to any written or oral Loan in which any Landrum Entity is a creditor which as of June 30, 2019, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of June 30, 2019, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Landrum’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Landrum Entities that, (A) as of June 30, 2019 had an outstanding balance of $50,000 or more and were (1) on non-accrual status or (2) classified by Landrum as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, or (B) with respect to which, at any point since December 31, 2014, constituted a “Troubled Debt Restructuring,” as defined in the Accounting Standards Codification Subtopic 310-40.

(b)                Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Landrum Entity and are complete and correct in all material respects.

(c)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Landrum’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)                None of the Contracts pursuant to which any Landrum Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans (other than repurchase obligations arising in the Ordinary Course out of the transfer of Loans to secondary market investors) contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to the Landrum Entities, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Landrum, acquired by any Landrum Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Landrum and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)                (i) Section 4.29(e) of Landrum’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Landrum to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Landrum Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)                 No Landrum Entity is now nor has it ever been since July 31, 2014, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30.          Deposits.

All of the deposits held by Landmark Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all respects with (a) all applicable policies, practices and procedures of Landmark Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Landmark Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Landrum, threatened.

4.31.          Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Landrum Financial Statements was, as of the date of each of the Landrum Financial Statements, in compliance with Landrum’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.32.          Insurance.

Landrum Entities are insured with reputable insurers against such risks and in such amounts as the management of Landrum reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Landrum’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Landrum Entities, correct and complete copies of which policies have been provided to Simmons prior to the date hereof. The Landrum Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Landrum Entities, Landrum or Landmark Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Landrum’s Knowledge, no Landrum Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Landrum’s Knowledge, is the termination of any such policies threatened.

4.33.          OFAC; Sanctions.

None of Landrum, any Landrum Entity or any director or officer or, to the Knowledge of Landrum, any agent, employee, affiliate or other Person acting on behalf of any Landrum Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34.          Brokers and Finders.

Except for Keefe Bruyette & Woods, Inc., neither Landrum nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35.          Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including but not limited to any extensions of credit or purchases or sales of assets, between any Landrum Entity, on the one hand, and (a) any officer, director or principal stockholder of any Landrum Entity, (b) to Landrum’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Landrum or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Landrum, on the other hand, except those, in each case, of a type available to employees of Landrum generally and, in the case of Landmark Bank, that are compliant in all respects with Regulation O and Regulation W.

4.36.          No Investment Adviser Subsidiary.

No Landrum Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37.          No Broker-Dealer Subsidiary.

No Landrum Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38.          No Insurance Subsidiary.

No Landrum Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons hereby represents and warrants to Landrum as follows:

5.1.             The Standard.

No representation or warranty of Simmons contained in ARTICLE 5 shall be deemed untrue or incorrect, and Simmons shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b), 5.12, 5.13 and 5.14, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c) and 5.7, which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount).

5.2.             Organization, Standing, and Power.

Simmons is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons.

5.3.             Authority; No Breach By Agreement.

(a)                Authority. Simmons has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Simmons. This Agreement has been duly executed and delivered by Simmons. Assuming the due authorization, execution and delivery by Landrum, this Agreement represents a legal, valid, and binding obligation of Simmons, enforceable against Simmons in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)                No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons of the transactions contemplated hereby, nor compliance by Simmons with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Simmons’ Amended and Restated Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Simmons Entity under, any Contract of any Simmons Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law, Order or Permit applicable to any Simmons Entity or any of their respective material Assets.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the ABCA, the GBCL, the Laws of the State of Arkansas with respect to Simmons Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Simmons of the Merger and the other transactions contemplated in this Agreement.

5.4.             Capital Stock.

(a)                The authorized capital stock of Simmons consists of (i) 175,000,000 shares of Simmons Common Stock, of which 96,607,958 shares are issued and outstanding as of July 25, 2019, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which no shares are issued and outstanding as of July 25, 2019. As of the date of this Agreement, no more than 2,000,000 shares of Simmons Common Stock are subject to Simmons Stock Options or other Equity Rights in respect of Simmons Common Stock, and no more than 2,000,000 shares of Simmons Common Stock were reserved for future grants under the Simmons Stock Plans. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)                All of the issued and outstanding shares of Simmons Capital Stock are, and all of the shares of Simmons Common Stock to be issued in exchange for shares of Landrum Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the ABCA. None of the shares of Simmons Common Stock to be issued in exchange for shares of Landrum Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Simmons.

(c)                Except as set forth in Section 5.4(a), as of July 25, 2019, there are no shares of capital stock or other equity securities of Simmons outstanding and no outstanding Equity Rights relating to the capital stock of Simmons. No Simmons Subsidiary owns any capital stock of Landrum.

5.5.             SEC Filings; Financial Statements.

(a)                Simmons has timely filed all SEC Documents required to be filed by Simmons since December 31, 2018 (the “Simmons SEC Reports”). The Simmons SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed, furnished or communicated (or, in the case of (A) registration statements at the effective date, (B) prospectuses at the date of the first sale of securities and (C) proxy statements at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Simmons SEC Reports or necessary in order to make the statements in such Simmons SEC Reports, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except for Simmons Bank and Simmons Subsidiaries that are registered as a broker, dealer, or investment adviser, no Simmons Subsidiary is required to file any SEC Documents.

(b)                Each of the Simmons Financial Statements (including, in each case, any related notes) contained in the Simmons SEC Reports, including any Simmons SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Simmons and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                Since December 31, 2017, Simmons and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Simmons in the Simmons SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Simmons as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Simmons required under the Exchange Act with respect to such reports.

(d)                Simmons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Simmons has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Simmons’ outside auditors and the audit committee of the board of directors of Simmons, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Simmons’ ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Simmons’ internal control over financial reporting.

(e)                Since December 31, 2017, (i) neither any Simmons Entity nor, to the Knowledge of Simmons, any director, officer, employee, auditor, accountant or representative of any Simmons Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors, employees or agents to the board of directors of Simmons or any committee thereof or to any of Simmons’ directors or officers.

5.6.             Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course consistent with past practice since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Simmons as of December 31, 2018, included in the Simmons Financial Statements at and for the period ending December 31, 2018.

5.7.             Absence of Certain Changes or Events.

Since December 31, 2018, there has not been a Material Adverse Effect on Simmons.

5.8.             Tax Matters.

(a)                The Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns required to be filed with respect to the Simmons Entities, and all Tax Returns filed by the Simmons Entities are correct and complete in all material respects. The Simmons Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Simmons Entities have been fully and timely paid when due. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of the Simmons Entities. No claim has been made in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by such jurisdiction.

(b)                None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Simmons Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the remittance thereof to appropriate authorities, including Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and remitted pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9.             Compliance with Laws.

Simmons is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Each Simmons Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Simmons Entities:

(a)                is in Default under its Amended and Restated Articles of Incorporation or Bylaws (or other governing instruments);

(b)                is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c)                since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Simmons Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity or in troubled condition.

5.10.          Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any director, officer, employee or employee benefit plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity.

5.11.          Reports.

Since December 31, 2014, each Simmons Entity has filed all material reports and statements, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

5.12.          Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Simmons Entities and other portions within the reasonable control of Simmons Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)                None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Landrum’s shareholders in connection with Landrum’s Shareholders’ Meeting, and any other documents to be filed by any Simmons Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Landrum, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Landrum’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Landrum’s Shareholders’ Meeting.

5.13.          Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14.          Brokers and Finders.

Except for Stephens Inc. and Mercer Capital Management, Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.             Affirmative Covenants of Landrum.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Landrum’s Disclosure Memorandum, Landrum shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the Ordinary Course, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Regulatory Authority or third parties referenced in Section 7.4(a), (B) the consummation of the transactions contemplated by this Agreement or (C) performance of its covenants and agreements in this Agreement.

6.2.             Negative Covenants of Landrum.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Landrum’s Disclosure Memorandum, Landrum covenants and agrees that it will not do or agree or commit to do, or cause or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the certificate of incorporation, bylaws or other governing instruments of any Landrum Entity;

(b)                incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Landrum to Landmark Bank or of Landmark Bank to Landrum, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)                (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement or the applicable provisions of any Landrum Employee Benefit Plan), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Landrum Entity, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Landrum’s capital stock or other equity interests (except (A) as may be required for the Series E Preferred Stock; (B) for regular quarterly cash dividends by Landrum at a rate not in excess of $2.00 per share of Landrum Common Stock (and any dividends from Landmark Bank to Landrum necessary to facilitate Landrum’s regular quarterly cash dividends), provided that Landrum shall not make, declare, pay or set aside for payment such dividends if, as of the date of its action, Landrum would be unable to satisfy the conditions outlined in Section 8.2(g); and (C) for any dividends from Landmark Bank to Landrum necessary to fund, while maintaining adequate cash reserves, Landrum’s repayment of outstanding amounts due under the Enterprise Credit Agreement or any other Contracts (including Loans) associated therewith);

(d)                issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Class A Common Stock, Class B Common Stock, or any other capital stock of any Landrum Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e)                directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Landrum Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Class A Common Stock or Class B Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Landrum Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to the Landrum Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)                 (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Landmark Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned Landrum Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)                (i) grant any bonus or increase in compensation or benefits to the employees or officers of any Landrum Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Landrum Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Landrum Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Landrum Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Landrum Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

(h)                enter into, amend or renew any employment Contract between any Landrum Entity and any Person (unless such amendment is required by Law) that the Landrum Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 except as required by Law or, with respect to a Landrum Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Landrum Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Landrum Benefit Plan, terminate or withdraw from, or amend, any Landrum Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Landrum Benefit Plan;

(j)                 make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k)                commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Landrum Entity for money damages in excess of $50,000 or that would impose any restriction on the operations, business or Assets of any Landrum Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)                 (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $50,000 or more, (B) Landrum Contract, (C) Contract referenced in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation), (ii) make any material amendment or modification to any Contract described in clause (i), or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)              (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority or (iii) change or remove any systems of internal accounting controls or disclosure controls;

(n)                make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(o)                except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)                cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q)                permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r)                 materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s)                 alter materially its interest rate or fee pricing policies with respect to depository accounts of any Landrum Subsidiaries or waive any material fees with respect thereto;

(t)                 make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Return, stop maintaining Withholding Certificates in respect of any person required to be maintained under the Internal Revenue Code or the Treasury Regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Landrum Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v)                enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w)              foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(x)                make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Landmark Bank), except for (i) Loans or commitments for Loans with a principal balance less than $5,000,000 in full compliance with Landmark Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies, and (ii) Loans or commitments for Loans, renewals, amendments, or modifications of any existing Loan with a principal balance equal to or less than $2,500,000 in full compliance with Landmark Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment;

(y)                other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $250,000;

(z)                take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(aa)             notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(bb)            agree to take, make any commitment to take, or adopt any resolutions of Landrum’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.             Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Landrum shall have been obtained, which consent shall not be unreasonably withheld, delayed, or conditioned, and except as otherwise expressly contemplated herein or as set forth in Section 6.3 of Simmons’ Disclosure Memorandum, Simmons covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the articles of incorporation, bylaws or other governing instruments of Simmons or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Landrum or the holders of Landrum Common Stock adversely relative to other holders of Simmons Common Stock;

(b)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)                take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement (including the acquisition by Simmons of an entity that has total consolidated assets of at least $13 billion, or the merger of Simmons with another entity in which Simmons is not the surviving entity; provided, however, that such actions shall be permitted if the board of directors of Simmons determines, after consultation with its outside legal counsel, that the actions are not reasonably expected to impede or materially delay consummation of the transactions contemplated by this Agreement);

(d)                notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(e)                agree to take, make any commitment to take, or adopt any resolutions of Simmons’ board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4.             Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Party shall be obligated to disclose to the other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.             Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

(a)                Simmons and Landrum shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement/Prospectus”) and Simmons shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Landrum agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Simmons and Landrum agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Landrum shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Landrum shall furnish all information concerning Landrum and the holders of Landrum Common Stock as may be reasonably requested in connection with any such action.

(b)                Landrum shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Landrum’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Landrum Shareholder Approval and, if so desired and mutually agreed, such other related matters as it deems appropriate. Landrum agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Landrum of any Acquisition Proposal. Landrum shall (i) through its board of directors recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Landrum Recommendation”), (ii) include such Landrum Recommendation in the Proxy Statement/Prospectus and (iii) use its reasonable best efforts to obtain the Landrum Shareholder Approval. Neither the board of directors of Landrum nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Simmons, the Landrum Recommendation, (B) fail to make the Landrum Recommendation or otherwise submit this Agreement to Landrum’s shareholders without such recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the Landrum Recommendation within ten Business Days (or such fewer number of days as remains prior to Landrum’s Shareholders’ Meeting) after an Acquisition Proposal is made public or any request by Simmons to do so, (E) take any action, or make any public statement, filing or release inconsistent with the Landrum Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Landrum Recommendation”). If requested by Simmons, Landrum shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Landrum Shareholder Approval.

(c)                Landrum shall adjourn or postpone Landrum’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Landrum shall also adjourn or postpone Landrum’s Shareholders’ Meeting, if on the date of Landrum’s Shareholders’ Meeting Landrum has not recorded proxies representing a sufficient number of shares necessary to obtain the Landrum Shareholder Approval. Notwithstanding anything to the contrary herein, Landrum’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Landrum at Landrum’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Landrum of such obligation.

(d)                Landrum shall deliver to Simmons the ESOP Fairness Opinion, dated on or about the date hereof, prior to the vote of the ESOP. Landrum shall cause the ESOP Trustees to conduct a vote of the Landrum Common Stock held in the ESOP in accordance with the requirements of Section 409(e) of the Internal Revenue Code and all other applicable laws, the terms of the ESOP and their ERISA fiduciary duties.

7.2.             Acquisition Proposals.

(a)                No Landrum Entity shall, and it shall cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Landrum shall constitute a breach of this Section 7.2 by Landrum. In addition to the foregoing, Landrum shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)                Each Landrum Entity shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated all existing activities, discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expect to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than the Simmons Entities and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive any or amend any “standstill” provision or provisions of similar effect to which it is a beneficiary and shall strictly enforce any such provisions and (iv) enforce any existing confidentiality agreements to which it is a party.

(c)                If any Landrum Entity or their respective Representatives receives an Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Landrum shall as promptly as practicable (but in no event more than 24 hours) notify Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Landrum shall as promptly as practicable (but in no event more than 24 hours) provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Landrum shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry. If Landrum determines (after consultation with outside legal counsel) that any term or condition of an Acquisition Proposal is unclear, Landrum may request (but only through written communication) clarification regarding such term or condition; provided, however, that copies of all such communications and responses thereto shall be provided to Simmons as promptly as practicable (but in no event more than 24 hours).

(d)                Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, the other provisions of this Section 7.2), at any time prior to Landrum’s Shareholders’ Meeting, the board of directors of Landrum may submit this Agreement to Landrum’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended) if (i) Landrum has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(d)), and (ii) the board of directors of Landrum has determined in good faith, after consultation with its outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Landrum Recommendation in which event, the board of directors of Landrum may communicate the basis for its lack of Landrum Recommendation; provided, that the board of directors of Landrum may not take the actions set forth in this Section 7.2(d) unless:

(i)                 Landrum has complied in all material respects with this Section 7.2;

(ii)               Landrum has provided Simmons at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)             during such five Business Day period, Landrum has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Simmons; and

(iv)              the board of directors of Landrum has determined in good faith, after consultation with its outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the Landrum Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)                Nothing contained in this Agreement shall prevent Landrum or its board of directors from complying with applicable provisions of the Exchange Act, including the SEC’s Regulation 14E thereunder, with respect to an Acquisition Proposal or from making any disclosure to the shareholders of Landrum if the board of directors of Landrum (after consultation with outside legal counsel) concludes that its failure to do so would be a violation of the directors’ fiduciary duties under applicable Law; provided that any actions taken to comply with such rules will in no way eliminate or modify the effect that any such action would otherwise have under this Agreement.

7.3.             Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Simmons Common Stock to be issued to the holders of Landrum Common Stock pursuant to this Agreement, and Simmons shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.             Consents of Regulatory Authorities.

(a)                Simmons and Landrum and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents. Each of Landrum and Simmons shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order; provided, that in no event shall any Simmons Entities be required, and the Landrum Entities shall not be permitted (without Simmons’ prior written consent in its sole discretion) to take any action, or to commit to take any action, or to accept any restriction or condition, involving the Landrum Entities or the Simmons Entities, which is materially burdensome on Simmons’ business or on the business of Landrum or Landmark Bank, in each case following the Closing or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)                Each of Simmons and Landrum shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Landrum shall not have the right to review portions of material filed by Simmons with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Simmons, Landrum or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.

7.5.             Investigation and Confidentiality.

(a)                Landrum shall promptly notify Simmons of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Landrum or Landmark Bank.

(b)                Landrum shall promptly advise Simmons of any fact, change, event, effect, condition, occurrence, development or circumstance known to Landrum (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or (ii) which Landrum believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Simmons.

(c)                Prior to the Effective Time, Landrum shall permit the Representatives of Simmons to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as Simmons reasonably requests and furnish to Simmons promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Simmons may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations. No investigation by Simmons shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Landrum in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Simmons nor Landrum nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’ or Landrum’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)                Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the confidentiality agreement, dated March 22, 2019, between Simmons and Landrum (the “Confidentiality Agreement”).

(e)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Landrum shall, and shall cause Landmark Bank also to, provide Simmons with at least five Business Days’ prior notice of any meeting of the board of directors of Landrum or Landmark Bank, as well as the boards’ respective committees, and permit up to two representatives of Simmons to attend such meetings; provided, that representatives of Simmons shall not be permitted to attend portions of any such meetings (i) that relate to Acquisition Proposals, (ii) that relate to the relationship of Landrum and Simmons under this Agreement, (iii) to the extent such attendance would be prohibited by Law or (iv) whenever Landrum, on the advice of counsel, determines that the attendance of Simmons representatives would negatively impact Landrum’s attorney-client privilege or its or its board’s fiduciary obligations.

7.6.             Press Releases.

Landrum and Simmons agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.             Tax Treatment.

(a)                Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause, the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and none of the Parties shall take any action that would cause the Merger to not so qualify. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)                Each of the Parties shall use its respective reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to Covington & Burling LLP, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)                Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Simmons and Landrum shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.             Employee Benefits and Contracts.

(a)                Following the Effective Time, except as contemplated by this Agreement, Simmons shall provide generally to officers and employees (as a group) who are actively employed by a Landrum Entity on the Closing Date (“Covered Employees”) while employed by Simmons following the Closing Date employee benefits under Employee Benefit Plans offered to similarly situated employees of Simmons, including severance benefits in accordance with the applicable severance policy of Simmons (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons shall cause the Covered Employees to participate in the applicable Employee Benefit Plans of Simmons, the continued participation of the Covered Employees in the Landrum Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons’ Employee Benefit Plans may commence at different times with respect to each of Simmons’ Employee Benefit Plans). Notwithstanding the foregoing, as soon as administratively practicable following the Closing Date, but no later than 180 days after the Closing Date, Simmons shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Internal Revenue Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code in which Covered Employees who meet the eligibility criteria thereof shall immediately be eligible to participate. For purposes of determining eligibility to participate and vesting under Simmons’ Employee Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Simmons’ paid time off program, the service of the Covered Employees with a Landrum Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Landrum Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. In addition to the foregoing, (i) each Landrum employee shall receive credit under any applicable Simmons medical plans for any deductible and out-of-pocket expenses incurred under any Landrum medical plans if terminated prior to the end of a plan year and (ii) each Landrum employee will receive credit for any amounts remaining in spending accounts for which they may submit claims until the time provided in the plans, to the extent permitted under applicable law.

(b)                If requested by Simmons in writing delivered to Landrum prior to the Closing Date, the Landrum Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Landrum Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(a) (a “401(a) Plan”). Landrum shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(a) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landrum shall provide Simmons with the final documentation evidencing that the 401(a) Plans have been terminated. For the avoidance of doubt, this includes the CBP.

(c)                Upon request by Simmons in writing prior to the Closing Date, the Landrum Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Landrum Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Landrum shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landrum shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)                The provisions of this Section 7.8 are solely for the benefit of the Parties, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Landrum Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Landrum or any of their respective Affiliates; (ii) alter or limit the ability of Simmons or any Simmons Subsidiaries (including, after the Closing Date, the Landrum Entities) to amend, modify or terminate any Landrum Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries (including, following the Closing Date, the Landrum Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Landrum, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Landrum or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9.             Indemnification.

(a)                For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Landrum Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of Landrum or, at Landrum’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each, a “Claim”) to the fullest extent permitted under Landrum’s certificate of incorporation and bylaws as in effect on the date hereof (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)                The Surviving Corporation shall use its reasonable best efforts (and Landrum shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Landrum’s existing directors’ and officers’ liability insurance policy (provided, that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Landrum given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Landrum’s directors and officers, 200% of the annual premium payments currently paid on Landrum’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Landrum in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons, or Landrum in consultation with Simmons, may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)                Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)                If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e)                The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f)                 Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons’ board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of the Landrum or Landmark Bank; (ii) the Simmons’ board of directors determines that the payment will not materially affect the Simmons’ safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse the Simmons, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10.          Operating Functions.

Landrum and Landmark Bank shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of Simmons Bank and Landmark Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Landrum shall take any action Simmons may reasonably request prior to the Effective Time to facilitate the combination of the operations of Landrum with Simmons. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, Landrum shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Landrum and Simmons shall meet from time to time as Landrum or Simmons may reasonably request to review the financial and operational affairs of Landrum and Landmark Bank, and Landrum shall give due consideration to Simmons’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Simmons nor Simmons Bank shall under any circumstance be permitted to exercise control of Landrum, Landmark Bank or any other Landrum Subsidiaries prior to the Effective Time, (b) neither Landrum nor any Landmark Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Landrum nor Landmark Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger. In addition, Landrum shall cooperate with Simmons’ reasonable requests in connection with the redemption of any Landrum Capital Stock.

7.11.          Shareholder Litigation.

Each of Simmons and Landrum shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Simmons or Landrum, as applicable, threatened against Simmons, Landrum or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the agreements or transactions contemplated hereby or any actions taken or to be taken by Simmons, Landrum or their respective Subsidiaries with respect hereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. Landrum shall give Simmons prompt notice of any shareholder litigation against Landrum and/or its directors or officers relating to the transactions contemplated by this Agreement and shall give Simmons every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to without Simmons’ prior written consent (such consent not to be unreasonably withheld or delayed).

7.12.          Legal Conditions to Merger.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Simmons and Landrum shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, of any Regulatory Authority or any other third party that is required to be obtained by Landrum or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Simmons Subsidiary, on the one hand, and a Landrum Subsidiary, on the other hand) or to vest the Surviving Corporation with full title to all Assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

7.13.          Change of Method.

Simmons may at any time prior to the Effective Time change the method or structure of effecting the combination of Landrum and Simmons (including by providing for the merger of Landrum with a wholly owned Simmons Subsidiary) if and to the extent requested by Simmons, and Landrum agrees to enter into such amendments to this Agreement as Simmons may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Landrum’s shareholders or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.14.          Takeover Laws.

None of Simmons, Landrum or their respective boards of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.15.          Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Landrum shall provide Simmons with Landrum’s consolidated financial statements presenting the financial condition of Landrum and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Landrum’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2019 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th Business Day of the month, Landrum shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(g), and (c) the asset quality metrics set forth in Section 8.2(e) and shall be accompanied by a certificate of Landrum’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 7.15 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Landrum in all material respects.

7.16.          Dividends.

After the date of this Agreement, each of Landrum and Simmons shall coordinate with the other regarding the declaration of any dividends in respect of Landrum Capital Stock and Simmons Capital Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Landrum Capital Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Landrum Capital Stock and any shares of Simmons Capital Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.             Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6(b):

(a)                Shareholder Approval. The shareholders of Landrum shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b)                Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, MDF, Arkansas State Bank Department, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons and Landrum (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c)                Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

(d)                Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (if such approval is required by Nasdaq).

(f)                 Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Landrum and Simmons reasonably satisfactory in form and substance to such counsel.

8.2.             Conditions to Obligations of Simmons.

The obligations of Simmons to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Simmons pursuant to Section 10.6(a):

(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Landrum set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Landrum set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(a), 4.5(d), 4.10(a), 4.15(b), 4.17, 4.21, and 4.34 shall be true and correct. The representations and warranties of Landrum set forth in Sections 4.3(b), 4.3(d), 4.5(a), 4.5(b), 4.5(c), 4.6, 4.25, 4.27, and 4.28 be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, has not had or would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of Landrum to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Certificates. Landrum shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Landrum and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Landrum’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

(d)                FIRPTA Certificate. Landrum shall have delivered to Simmons a certificate stating that Landrum Common Stock is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), in form and substance satisfactory to Simmons.

(e)                Asset Quality. In each case as reflected in the Closing Financial Statements, (i) Landmark Bank’s calculation of Non-Performing Assets to total Assets shall not be in excess of 0.65%, (ii) Landmark Bank’s Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 15.75%, (iii) Classified Assets shall not exceed 137.5% of the aggregate balance of Classified Assets as set forth in the Landrum Financial Statements as of and for the quarter ended March 31, 2019, and (iv) Delinquent Loans shall not exceed 0.60% of total Loans.

(f)                 Landrum Dissenting Shares. Holders of not more than five percent of the outstanding shares of Landrum Common Stock shall have demanded, properly and in writing, appraisal for such shares of Landrum Common Stock held by each such holder under the GBCL.

(g)                Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Landmark Bank shall be “well capitalized” as defined under applicable Law, (ii) Landrum’s Tier 1 leverage ratio shall be no less than 8.07%, (iii) Landrum’s Tier 1 risked-based capital ratio shall be no less than 11.60%, (iv) Landrum’s total risked-based capital ratio shall be no less than 12.71%, and (v) Landmark Bank shall not have received any notification from the MDF or FDIC to the effect that the capital of Landmark Bank is insufficient to permit Landmark Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided, that the conditions contained in Sections 8.2(g)(ii) through 8.2(g)(iv) may be waived by Simmons if the failure to satisfy such conditions is due solely to the growth of Landrum’s Assets, as determined by Simmons in its sole discretion.

(h)                Termination of Contracts. Landrum shall have delivered to Simmons evidence satisfactory to Simmons in its discretion that each Contract listed in Section 4.35 of Landrum’s Disclosure Memorandum (except for Contracts between Landrum and its wholly-owned Subsidiaries entered into in the Ordinary Course) has been terminated in its entirety.

(i)                 ESOP Matters. The ESOP Financial Advisor shall have issued the updated ESOP Fairness Opinion dated on or about the Closing Date, and the ESOP Trustees shall have delivered the ESOP Fairness Opinion to Simmons. The ESOP Trustees shall have delivered a certificate to Simmons, dated on or about the Closing Date, stating that the ESOP Trustees have made the ESOP Determination.

(j)                 Debt. (a) Landrum shall have no outstanding indebtedness under that certain Credit Agreement between Landrum and Enterprise Bank & Trust dated June 23, 2011, as amended from time to time (“Enterprise Credit Agreement”), or any other Contracts (including Loans) associated therewith; (b) the Enterprise Credit Agreement and any other Contracts (including Loans) associated therewith shall have been terminated or otherwise canceled and be of no further force or effect; and (c) no Landrum Entity shall have any Liabilities arising under or associated with the Enterprise Credit Agreement or any other Contracts (including Loans) associated therewith.

8.3.             Conditions to Obligations of Landrum.

The obligations of Landrum to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Landrum pursuant to Section 10.6(b):

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons set forth in Sections 5.4(a), 5.4(c) and 5.7 shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons set forth in Sections 5.4(b), 5.12 and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of Simmons to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Certificates. Simmons shall have delivered to Landrum (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Simmons’ board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Landrum and its counsel shall request.

ARTICLE 9
TERMINATION

9.1.             Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Landrum, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Simmons and Landrum;

(b)                By either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Landrum fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Landrum’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c)                By either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by December 31, 2019 (provided, however, that such date shall be extended to February 28, 2020, if all Requisite Regulatory Approvals have not been obtained by November 29, 2019), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)                By Simmons, by written notice to the Landrum, in the event that the board of directors of Landrum has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Landrum or otherwise effected a Change in the Landrum Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold Landrum’s Shareholders’ Meeting in accordance with Section 7.1;

(e)                By Landrum, by written notice to Simmons, in the event of a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Simmons, which breach or failure to be true, either individually or in the aggregate with all other breaches by Simmons (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Landrum to consummate the Merger contained in Section 8.3, and which is not cured within 30 days following written notice to Simmons, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that Landrum is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(f)                 By Simmons, by written notice to Landrum, in the event of a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Landrum, which breach or failure to be true, either individually or in the aggregate with all other breaches by Landrum (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Simmons to consummate the Merger contained in Section 8.2, and which is not cured within 30 days following written notice to Landrum, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that Simmons is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(g)                By Simmons, by written notice to Landrum, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition;

(h)                By Simmons, by written notice to Landrum, if any Regulatory Authority shall have requested that Simmons, Landrum or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

(i)                 By Landrum, if the board of directors of Landrum so determines by a vote of at least two-thirds of the members of the entire board of directors of Landrum at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)                 the Average Closing Price is less than $18.48; and

(ii)               the difference between (A) the quotient obtained by dividing (1) the average of the closing price of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Closing Date by (2) 3,596.84 and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $23.11, is greater than 0.20, subject, however, to the following three sentences. If Landrum elects to terminate this Agreement pursuant to this Section 9.1(i), it shall give written notice to Simmons (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Simmons shall have the option to, in its sole and absolute discretion, elect to increase the Aggregate Stock Consideration by a number of shares of Simmons Common Stock so that, as a result of such adjustment, the Aggregate Stock Consideration multiplied by the Average Closing Price shall be no less than the Minimum Merger Consideration. If Simmons so elects within such five-day period, it shall give prompt written notice to Landrum of such election and the revised Aggregate Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration shall have been so modified). “Minimum Merger Consideration” shall be the product of (x) $18.48 and (y) the Aggregate Stock Consideration.

9.2.             Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.             Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.          Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Landrum or publicly announced to Landrum’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of any Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Landrum and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of the other Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Aggregate Stock Consideration” means 17,350,000 shares of Simmons Common Stock.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Simmons Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Landrum, Landmark Bank or Simmons Bank.

“Class A Common Stock” means the Class A Common Voting Stock, $0.01 par value per share, of Landrum.

“Class B Common Stock” means the Class B Common Nonvoting Stock, $0.01 par value per share, of Landrum.

“Classified Assets” means all Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of the Landrum Entities that were classified by a Landrum Entity as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, and (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing.

“Determination Date” means the 10th Business Day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th Business Day prior to the Closing Date on which shares of Simmons Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Landrum Entity would be treated as a single employer under Internal Revenue Code Section 414.

“ESOP Determination” means the determination by the ESOP Trustees, in the exercise of each of their fiduciary discretion under ERISA and in accordance with ERISA, that Landrum entering into this Agreement and the consummation of the transactions contemplated by this Agreement is prudent, is in the best interest of the participants and beneficiaries of the ESOP for the exclusive purpose of providing benefits to the participants and beneficiaries of the ESOP, and does not constitute a "prohibited transaction" under ERISA nor otherwise violate ERISA.

“ESOP Fairness Opinion” means an opinion of the ESOP Financial Advisor, to the effect that (i) the consideration to be paid to the ESOP Trustees, on behalf of the ESOP, in connection with the transactions contemplated by this Agreement is not less than “adequate consideration” (as defined in Section 3(18) of ERISA) and (ii) the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view.

“ESOP Financial Advisor” means the independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Internal Revenue Code that has been duly engaged by the ESOP Trustees on behalf of the employee stock ownership portion of the ESOP in connection with the transactions contemplated by this Agreement.

“ESOP Trustees” means Landmark Bank and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any Landrum Entity holding the position of at least Senior Vice President or whose salary as of the date of this Agreement exceeds $140,000.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Landmark Bank” means Landmark Bank, a state-chartered depository trust company under the laws of Missouri and a wholly owned Landrum Subsidiary.

“Landmark Bank Capital Stock” means, collectively, Landmark Bank Common Stock, Landmark Bank Series B Preferred Stock, Landmark Bank Series C Preferred Stock, and any other class or series of capital stock of Landmark Bank.

“Landmark Bank Common Stock” means the common stock, par value $20 per share, of Landmark Bank.

“Landmark Bank Series B Preferred Stock” means the preferred stock, $1,000 par value per share, Series B of Landmark Bank.

“Landmark Bank Series C Preferred Stock” means the preferred stock, $1,000 par value per share, Series C of Landmark Bank.

“Landrum Capital Stock” means, collectively, Landrum Common Stock, Series E Preferred Stock, and any other class or series of capital stock of Landrum.

“Landrum Common Stock” means, collectively, Class A Common Stock and Class B Common Stock.

“Landrum Entities” means, collectively, Landrum and all Landrum Subsidiaries.

“Landrum Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Landrum as of March 31, 2019, and as of December 31, 2018, 2017 and 2016, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2019, and for each of the fiscal years ended December 31, 2018, 2017 and 2016, and (ii) the consolidated statements of condition of Landrum (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Landrum Shares Outstanding” means the total number of shares of Landrum Common Stock outstanding immediately prior to the Effective Time.

“Landrum Subsidiary” means the Subsidiaries of Landrum, which shall include Landmark Bank, the entities set forth on Sections 4.5(a) and 4.4(b) of Landrum’s Disclosure Memorandum and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Landrum after the date hereof and held as a Subsidiary by Landrum at the Effective Time.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Landrum or Landmark Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States ((and with respect to each of Landrum and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby; provided, further, that the application of the conditions in Section 8.2(e) and Section 8.2(g) is independent of the definition of Material Adverse Effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a Material Adverse Effect has otherwise occurred.

“Merger Consideration” means the sum of (i) the Stock Consideration, (ii) the Fractional Share Payment (if any) and (iii) the dividends or distributions (if any) pursuant to Section 3.1(d).

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Performing Assets” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (ii) all Loans with principal and/or interest that are nonaccruing, and (iii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Landrum Entity in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the Landrum Entity’s practices and procedures prior to and as of such date.

“OREO” means “other real estate owned” or words of similar import as reflected in the Landrum Financial Statements.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Landrum or Simmons, and “Parties” means Landrum and Simmons.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Landrum pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the CFPB, the MDF, the Arkansas State Bank Department, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Simmons or any of its Subsidiaries with the SEC on or after January 1, 2016, or by Landrum or any of its Subsidiaries with the SEC on or after January 1, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Series E Preferred Stock” means the preferred stock, no par value per share, Series E of Landrum.

“Simmons Capital Stock” means, collectively, Simmons Common Stock, any preferred stock of Simmons and any other class or series of capital stock of Simmons.

“Simmons Common Stock” means the $0.01 par value Class A Common Stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of March 31, 2019, and as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2019, and for each of the three fiscal years ended December 31, 2018, 2017 and 2016, as filed by Simmons in SEC Documents, and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Simmons Stock Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan - 2006; Simmons Outside Director Stock Incentive Plan - 2006; Simmons Executive Stock Incentive Plan - 2010; Simmons Outside Director Stock Incentive Plan - 2014; and Simmons 2015 Incentive Plan.

“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Stock Consideration” means a number of shares of Simmons Common Stock equal to the quotient obtained by dividing the Aggregate Stock Consideration by the Landrum Shares Outstanding.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Landrum determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Landrum’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definitions of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to, a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“Withholding Certificate” means a properly completed and, if required, signed Internal Revenue Service Form W-9, W-8 (in any of its variants) or any substitute for such Internal Revenue Service Form conforming to the requirements of the Internal Revenue Code or any applicable Treasury Regulations.

10.2.          Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(a) Plan	50
ABCA	4
Acquisition Agreement	60
Acquisition Proposal	60
Acquisition Transaction	60
Affiliate	60
Aggregate Stock Consideration	60
Agreement	4
ALLL	32
Assets	60
Average Closing Price	60
Bankruptcy and Equity Exceptions	11
BHC Act	60
Book-Entry Share	6
Books and Records	61
Burdensome Condition	47
Business Day	61
Call Reports	61
Canceled Shares	6
CBP	6
CBP Termination Date	6
Certificate	6
CFPB	21
Change in the Landrum Recommendation	44
Chosen Courts	77
Claim	51
Claims Period	26
Class A Common Stock	61
Class B Common Stock	61
Classified Assets	61
Classified Loans	61
Closing	5
Closing Date	5
Closing Financial Statements	54

Confidentiality Agreement	48
Consent	61
Contract	61
Contractors	23
Covered Employees	49
Default	61
Delinquent Loans	61
Derivative Transaction	29
Determination Date	62
Disclosure Memorandum	62
DOL	24
Effective Time	5
Employee Benefit Plan	62
Enterprise Credit Agreement	56
Environmental Laws	62
Equity Rights	62
ERISA	63
ERISA Affiliate	63
ESOP	6
ESOP Determination	63
ESOP Fairness Opinion	63
ESOP Financial Advisor	63
ESOP Termination Date	6
ESOP Trustees	63
Exchange Act	63
Exchange Agent	7
Exchange Fund	7
Exhibit	63
FDIA	14
FDIC	11
Federal Reserve	63
Fractional Share Payment	7
GAAP	63
GBCL	4
Hazardous Material	63
Holders	7
Indemnified Party	50
Intellectual Property	64
Internal Revenue Code	64
IRS	21
Key Employee	64
Knowledge	64
Landmark Bank	64
Landmark Bank Capital Stock	64
Landmark Bank Common Stock	64
Landmark Bank Series B Preferred Stock	64
Landmark Bank Series C Preferred Stock	64
Landrum	4
Landrum Benefit Plans	24
Landrum Capital Stock	64
Landrum Common Stock	64

Landrum Contracts	28
Landrum Dissenting Shares	10
Landrum Entities	64
Landrum Financial Statements	64
Landrum Recommendation	44
Landrum Regulatory Agreement	28
Landrum Shareholder Approval	11
Landrum Shares Outstanding	65
Landrum Subsidiary	65
Landrum’s Shareholders’ Meeting	44
Law	65
Liability	65
Lien	65
Litigation	65
Loans	65
Material	65
Material Adverse Effect	66
Maximum Amount	51
MDF	11
Merger	4
Merger Consideration	66
Minimum Merger Consideration	59
Money Laundering Laws	22
Nasdaq	66
Non-Performing Assets	66
OFAC	32
Operating Property	66
Ordinary Course	67
OREO	67
Participation Facility	67
Party	67
PBGC	24
Permit	67
Permitted Liens	18
Person	67
Personally Identifiable Information	19
Pool	31
PPACA	26
Preferred Certificate	9
Previously Disclosed	67
Proxy Statement/Prospectus	43
Real Property	18
Registration Statement	67
Regulation O	21
Regulation W	21
Regulatory Authorities	67
Representative	68
Requisite Regulatory Approvals	55
Sanctioned Countries	32
Sanctions	32
SEC	68

SEC Documents	68
Section 351.455	10
Securities Act	68
Securities Laws	68
Self-Funded Health or Welfare Plan	26
Series E Preferred Stock	68
Simmons	4
Simmons Capital Stock	68
Simmons Certificates	7
Simmons Entities	68
Simmons Financial Statements	68
Simmons SEC Reports	35
Simmons Series D Preferred Stock	7
Simmons Stock Options	68
Simmons Stock Plans	68
Simmons Subsidiaries	69
Stock Consideration	69
Subsidiaries	69
Superior Proposal	69
Surviving Corporation	4
Systems	19
Takeover Laws	30
Tax	69
Tax Opinion	55
Tax Return	69
Termination Fee	74
Voting Agreement	4
WARN Act	70
Withholding Certificate	70

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit, or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by Landrum or its representatives to Simmons and its representatives at least two Business Days prior to the date hereof and included in the virtual data room (on a continuation basis without subsequent modification) of Landrum at least two Business Days prior to the date hereof, (b) provided (whether by physical or electronic delivery) by Simmons or its representatives to Landrum and its representatives at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.          Expenses.

(a)                Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)                Notwithstanding the foregoing, if:

(i)                 (A) either Landrum or Simmons terminates this Agreement pursuant to Section 9.1(b)(iii) or Section 9.1(c), or (B) Simmons terminates this Agreement pursuant to Section 9.1(f), and within 12 months of such termination Landrum shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii)               Simmons shall terminate this Agreement pursuant to Section 9.1(d),

then Landrum shall pay to Simmons an amount equal to $15,000,000 (the “Termination Fee”). The payment of the Termination Fee by Landrum pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Simmons in the event of termination of this Agreement pursuant to Sections 9.1(b)(iii), 9.1(c), 9.1(d) or 9.1(f). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)                The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Landrum fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Landrum shall pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4.          Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Landrum and Simmons, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.          Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Landrum Shareholder Approval has been obtained; provided, that after obtaining the Landrum Shareholder Approval, there shall be made no amendment that requires further approval by such Landrum shareholders.

10.6.          Waivers.

(a)                Prior to or at the Effective Time, Simmons, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to (i) waive any Default in the performance of any term of this Agreement by Landrum, (ii) waive or extend the time for the compliance or fulfillment by Landrum of any and all of its obligations under this Agreement, and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of Simmons under this Agreement contained herein, except any condition which, if not satisfied, would result in the violation of any Law; provided, that after the Landrum Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Simmons.

(b)                Prior to or at the Effective Time, Landrum, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to (i) waive any Default in the performance of any term of this Agreement by Simmons, (ii) waive or extend the time for the compliance or fulfillment by Simmons of any and all of its obligations under this Agreement, and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of Landrum under this Agreement contained herein, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Landrum.

(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7.          Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.          Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons:	Simmons First National Corporation
601 E. 3rd Street
Little Rock, AR 72201
Facsimile Number: (501) 558-3145
Attention: George Makris, Jr.
Email:
george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
601 E. 3rd Street
Little Rock, AR 72201
Facsimile Number: (501) 558-3145
Attention: General Counsel
Email: pat.burrow@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com

Landrum:	The Landrum Company
801 East Broadway
Columbia, Missouri 65201
Facsimile Number: 573-875-1468
Attention: Kevin D. Gibbens
Email:
kevin.gibbens@landmarkbank.com

Copy to Counsel:	Polsinelli PC
100 South Fourth Street
St. Louis, Missouri 63102
Facsimile Number: 314-622-6701
Attention: Kenneth H. Suelthaus
Email: ksuelthaus@polsinelli.com
Attention: Larry K. Harris
lharris@polsinelli.com

10.9.          Governing Law; Jurisdiction; Waiver of Jury Trial

(a)                The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Landrum shall be subject to the Laws of the State of Missouri).

(b)                Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.      Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.      Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.      Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.      Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

THE LANDRUM COMPANY

By:	/s/ Kevin D. Gibbens
Name: Kevin D. Gibbens
Title: Chief Executive Officer

[Signature Page Merger Agreement]

Exhibit A

Form of Voting Agreement